Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the Prospectus constituting a part of this Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-195783) of Ekso Bionics Holdings, Inc. of our report dated March 31, 2014 relating to the consolidated financial statements of Ekso Bionics Holdings, Inc. for the years ended December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013, which appears in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & CO. LLP
OUM & CO. LLP

New York, NY

June 9, 2014